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                                                                    EXHIBIT 12.1

                          SAFEWAY INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)


                                                   36 Weeks                                    Fiscal Year
                                            -----------------------   -------------------------------------------------------------
                                            Sept. 12      Sept. 6
                                              1998          1997        1997         1996         1995         1994          1993
                                            ---------     ---------   ---------    ---------    ---------    ---------    ---------
Income before income taxes and
      extraordinary loss                    $   955.3     $   704.1   $ 1,076.3    $   767.6    $   556.5    $   424.1    $   216.3

Add interest expense                            153.2         163.7       241.2        178.5        199.8        221.7        265.5

Add interest on rental expense (a)               75.0          61.2        88.5         90.0         87.5         86.6         88.0

Less equity in earnings of unconsolidated
      affiliates                                (16.7)        (25.6)      (34.9)       (50.0)       (26.9)       (27.3)       (33.5)

Add minority interest in subsidiary               3.3           3.0         4.4          3.4          3.9          3.0          3.5
                                            ---------     ---------   ---------    ---------    ---------    ---------    ---------

      Earnings                              $ 1,170.1     $   906.4   $ 1,375.5    $   989.5    $   820.8    $   708.1    $   539.8
                                            =========     =========   =========    =========    =========    =========    =========



Interest expense                            $   153.2     $   163.7   $   241.2    $   178.5    $   199.8    $   221.7    $   265.5

Add capitalized interest                          5.5           3.7         5.7          4.4          4.6          2.9          4.2

Add interest on rental expense (a)               75.0          61.2        88.5         90.0         87.5         86.6         88.0
                                            ---------     ---------   ---------    ---------    ---------    ---------    ---------

      Fixed charges                         $   233.7     $   228.6   $   335.4    $   272.9    $   291.9    $   311.2    $   357.7
                                            =========     =========   =========    =========    =========    =========    =========

      Ratio of earnings to fixed charges         5.01          3.97        4.10         3.63         2.81         2.28         1.51
                                            =========     =========   =========    =========    =========    =========    =========


(a) Based on a 10% discount factor on the estimated present value of future operating lease payments.